UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2006

GOLDEN QUEEN MINING CO. LTD.
(Exact name of registrant as specified in its charter)

0-21777
(Commission File Number)

British Columbia, Canada	Not Applicable
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

6411 Imperial Avenue,
Vancouver, British Columbia, Canada, V7W 2J5
(Address of principal executive offices) (Zip Code)

(604) 921-7570
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 - Election of Directors

Mr. Landon Clay has been appointed to the company’s board of directors. Mr. Clay is the founder and managing member East Hill Management Company, an investment advisory firm that manages alternative assets for high net-worth families, endowments, trusts and institutions. Prior to founding East Hill, he was CEO and Chairman of Eaton Vance . He also serves as a director of ADE Corp. (NASD: ADEX). Mr. Clay has been a key financial supporter of Golden Queen since inception, and through his direct and indirect holdings, controls approximately 19.80% of Golden Queen’s common shares as at the date of this report. The appointment was effective May 31, 2006.

On June 1, 2006 Mr. Clay exercised warrants to acquire 3,000,000 shares of the Company. The warrants were acquired on January 26, 2004 pursuant to a private placement transaction. On May 15, 2006, Mr. Clay acquired 652,174 shares from the Company pursuant to the conversion of a convertible promissory note in the principal amount of US$150,000.

Item 8.01 - Other Events

Investors acquired a total of 8,000,000 shares upon exercise of warrants. The warrants were previously issued to the investors in a private placement transaction that completed on January 26, 2004, and were exerciseable at a price of CAD$0.60, for total proceeds to the Company of CAD$4,800,000. The shares were registered under a Form SB-2 filed with the SEC on May 12, 2006. All warrants were exercised on or before June 1, 2006.

The Company issued a total of 652,174 shares to Mr. Landon Clay, an insider of the Company, upon his conversion of a convertible promissory note in the principal amount of US$150,000. The note was one of three notes previously issued to three investors in a private placement transaction that completed on July 9, 2003 for total proceeds of US$375,000. Both other investors had previously converted their notes and were issued 978,260 shares in the aggregate, plus 978,260 warrants. The two other investors subsequently exercised their warrants at a price of US$0.32 per share to receive an additional 978,260 shares in the aggregate. No warrants were issuable in connection with the conversion by Mr. Clay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN QUEEN MINING CO. LTD.
(Registrant)

Date: June 8, 2006	By:	/s/ Lutz Klingmann

Lutz Klingmann